FOR IMMEDIATE RELEASE

Contact:

Nicole Ulmer

Corporate and Investor Relations Officer

717.803.8895

IR@linkbancorp.com

LINKBANCORP, Inc. Announces First Quarter 2022 Financial Results

May 2, 2022 – HARRISBURG, PA -- LINKBANCORP, Inc. (OTC Pink: LNKB) (the “Company”), the parent company of The Gratz Bank, including its LINKBANK division (the “Bank”) reported net income of $1.524 million, or $0.15 per diluted share, for the quarter ended March 31, 2022.

First Quarter Highlights

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The Company crossed $1 billion in total assets
•
First quarter organic loan growth of $29 million, exclusive of PPP loans
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Noninterest bearing deposits grew $36 million since December 31, 2021
•
Net interest margin expands to 3.40%

Andrew Samuel, Chief Executive Officer, commented, “We are very pleased by the results of our first quarter free of merger-related charges related to the combination with GNB Financial Services, Inc., crossing over the $1 billion threshold and demonstrating growing earnings potential as we begin to recognize economies of scale and increasing operating leverage.” He continued, “Key additions within areas experiencing varying levels of market disruption, including the York and Delaware Valley markets, are expected to help fuel further loan and earnings growth and complement the strong performance of our core Capital, Lancaster and Gratz Regions.”

Total assets were $1.036 billion at March 31, 2022 compared to $932.8 million at December 31, 2021 and $443.8 million at March 31, 2021.1 Deposits and net loans as of March 31, 2022 totaled $862.2 million and $727.6 million, respectively, compared to deposits and net loans of $771.7 million and $711.7 million, respectively, at December 31, 2021 and $388.8 million and $233.1 million, respectively, at March 31, 2021. The $15.8 million increase in net loans from December 31, 2021 includes $29 million in primarily commercial organic loan growth including the impact of forgiven loans under the U.S. Small Business Administration (SBA) Paycheck Protection Program (PPP), which declined $13.2 million to $10.6 million at March 31, 2022. The $90.5 million increase in deposits from December 31, 2021 was driven largely by a $20

1 Due to the merger of LINKBANCORP, Inc. and GNB Financial Services, Inc. effective September 18, 2021, all periods prior to such date represent the results of GNB Financial Services, Inc. as the accounting acquirer in the merger.

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million increase in brokered deposits and $35.9 million increase in noninterest bearing demand accounts. Technology enhancements, such as digital account opening, continue to provide increased opportunities for the Bank to acquire new client relationships that service clients in a more efficient and cost effective manner.

As of March 31, 2022, the Company’s non-performing assets were $1.2 million, representing 0.12% of total assets. Non-performing assets at March 31, 2022 excluded purchased credit impaired loans with a balance of $5.6 million, inclusive of $4.1 million in loans held for sale. The allowance for loan losses measured 0.47% of total loans, or approximately 0.91% of the non-purchased portfolio, at March 31, 2022. The total reserve when including the allowance for loan losses and the credit fair value adjustment made to loans acquired in the merger totaled $10.1 million or approximately 1.38% of the combined portfolio at March 31, 2022.

Net interest income for the first quarter of 2022 increased to $7.5 million compared to $7.1 million in the fourth quarter of 2021 primarily as a result of average asset growth. Net interest income does not include recognition of any fees from SBA PPP loans, which were included in purchase accounting adjustments in connection with the GNB Financial merger. Net interest margin increased to 3.40% in the first quarter of 2022 from 3.30% in the fourth quarter of 2021. The increase in net interest margin was primarily a result of an increase in yield on loans. Non-interest income increased from $581 thousand in the fourth quarter of 2021 to $711 thousand in the first quarter of 2022, driven largely by a gain on the sale of an SBA loan.

Noninterest expense for the first quarter of 2022 totaled $6.1 million, compared to $6.8 million for the three months ended December 31, 2021, primarily due to the absence of merger related expenses. Salaries and employee benefits expense remained relatively steady quarter over quarter, with a slight increase to $3.7 million for the first quarter of 2022 compared to $3.6 million for the prior quarter. This increase reflected compensation costs related to the Bank’s expansion in the Delaware Valley and York markets in addition to certain strategic hires to support continued growth.

Shareholders’ equity decreased from $109.6 million at December 31, 2021 to $106.3 million at March 31, 2022 due to a $4.1 million decrease in accumulated other comprehensive income (loss) as a result of unrealized losses on available-for-sale securities due to the increase in interest rates. The unrealized loss was partially offset by net income less dividends declared.

On April 8, 2022, the Company completed a $20.0 million private placement of Fixed-to-Floating Rate Subordinated Notes due 2032, structured to qualify as Tier 2 capital for regulatory capital purposes. The Company subsequently contributed $15 million of the proceeds to the Bank as additional capital.

ABOUT LINKBANCORP, Inc.

LINKBANCORP, Inc. was formed in 2018 with a mission to positively impact lives through community banking. Its subsidiary bank, The Gratz Bank, is a Pennsylvania state-chartered bank serving individuals, families, nonprofits and business clients throughout Central and Southeastern Pennsylvania through 10 client solutions centers of The Gratz Bank and LINKBANK, a division of The Gratz Bank. LINKBANCORP, Inc. common stock is traded over the counter (OTC Pink) under the symbol “LNKB”. For further company information, visit ir.linkbancorp.com.

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Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties associated with newly developed or acquired operations; changes in general economic trends, including inflation and changes in interest rates; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; adverse developments in borrower industries and, in particular, declines in real estate values; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and the effects of the COVID-19 pandemic and actions taken by governments, businesses and individuals in response. The Company does not undertake, and specifically disclaims, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.

LINKBANCORP, Inc. and Subsidiaries
Consolidated Balance Sheet (Unaudited)

	March 31, 2022	December 31, 2021	March 31, 2021
(In Thousands, except share and per share data)
ASSETS
Noninterest-bearing cash equivalents	$6,425	$8,620	$11,067
Interest-bearing deposits with other institutions	102,704	13,970	31,227
Cash and cash equivalents	109,129	22,590	42,294
Certificates of deposit with other banks	12,828	12,828	15,566
Securities available for sale, at fair value	93,202	103,783	132,429
Securities held to maturity	5,000	—	—
Loans held for sale	4,074	3,860	—
Loans receivable, net of allowance for loan losses of $3,443 at March 31, 2022, $3,152 at December 31, 2021, and $2,787 at March 31, 2021	727,618	711,664	233,101
Investments in restricted bank stock	3,612	2,685	2,452
Premises and equipment, net	5,253	5,289	3,373
Right-of-Use Asset – Premises	4,605	4,680	—
Bank-owned life insurance	18,898	18,787	8,882
Goodwill and other intangible assets	37,085	37,152	2,770
Deferred tax asset	5,092	4,038	251
Accrued interest receivable and other assets	9,281	5,407	2,635
TOTAL ASSETS	$1,035,676	$932,763	$443,753
LIABILITIES
Deposits:
Demand, noninterest bearing	$165,228	$129,243	$77,637
Interest bearing	696,942	642,422	311,123
Total deposits	862,170	771,665	388,760
Other Borrowings	36,117	19,814	703
Subordinated Debt	20,653	20,696	—
Operating Lease Liabilities	4,606	4,680	—
Accrued interest payable and other liabilities	5,790	6,285	3,540
TOTAL LIABILITIES	929,336	823,140	393,003
SHAREHOLDERS’ EQUITY
Preferred stock	—	—	—
Common stock	99	99	3,912
Surplus	82,930	82,910	17,749
Retained earnings	25,623	24,836	26,892
Accumulated other comprehensive income	(2,312)	1,778	2,385
Treasury stock	—	—	(188)
TOTAL SHAREHOLDERS’ EQUITY	106,340	109,623	50,750
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,035,676	$932,763	$443,753

LINKBANCORP, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	3/31/2022	12/31/2021	3/31/2021
(In Thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$7,763	$7,286	$2,676
Other	619	651	648
Total interest and dividend income	8,382	7,937	3,324
INTEREST EXPENSE
Deposits	665	621	504
Other Borrowings	33	25	7
Subordinated Debt	207	212	—
Total interest expense	905	858	511
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,477	7,079	2,813
Provision for loan losses	280	100	47
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,197	6,979	2,766
NONINTEREST INCOME
Service charges on deposit accounts	210	216	194
Bank-owned life insurance	110	77	45
Net realized gains on the sales of debt securities, available for sale	13	74	—
Gain on sale of secondary market loans	180	—	287
Other	198	214	44
Total noninterest income	711	581	570
NONINTEREST EXPENSE
Salaries and employee benefits	3,656	3,602	1,103
Occupancy	281	406	162
Equipment and data processing	597	537	238
Professional fees	228	421	223
FDIC insurance	204	81	30
Bank Shares Tax	183	174	87
Merger Related Expenses	—	616	—
Other	949	957	195
Total noninterest expense	6,098	6,794	2,038
Income before income tax (benefit) expense	1,810	766	1,298
Income tax (benefit) expense	286	(22)	173
NET INCOME	$1,524	$788	$1,125

EARNINGS PER SHARE, BASIC	$0.16	$0.08	$0.20
EARNINGS PER SHARE, DILUTED	$0.15	$0.08	$0.20
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING,
BASIC	9,826,435	9,822,273	5,691,686
DILUTED	10,053,684	10,178,487	5,691,686

LINKBANCORP, Inc. and Subsidiaries
Financial Highlights (Unaudited)

	As Of or For the Three Months Ended
('Dollars In Thousands)	3/31/2022	12/31/2021
Operating Highlights
Net Income	$1,524	$788
Net Interest Income	7,477	7,079
Provision for Loan Losses	280	100
Non-Interest Income	711	581
Non-Interest Expense	6,098	6,794

Financial Condition Data
Total Assets	$1,035,676	$932,763
Loans Held for Investment, Net	727,618	711,664

Noninterest-bearing Deposits	165,228	129,243
Interst-bearing Deposits	696,942	642,422
Total Deposits	862,170	771,665

Selected Ratios
Net Interest Margin	3.40%	3.30%
Annualized Return on Assets	0.62%	0.33%
Annualized Return on Equity	5.64%	2.87%

Capital Ratios (Bank-Level)
Total Capital Ratio	11.14%	11.50%
Tier 1 Capital Ratio	10.67%	11.02%
Common Equity Tier 1 Capital Ratio	10.67%	11.02%
Leverage Ratio	8.71%	8.85%

Asset Quality Data
Non-performing Assets	$1,246	$1,410
Non-performing Assets to Total Assets	0.12%	0.15%
Non-performing Loans to Total Loans	0.17%	0.20%
Allowance for Loan Losses ("AFLL")	$3,443	$3,106
AFLL to Total Loans	0.47%	0.43%